                                                     [DOUBLECLICK LOGO]

      For Immediate Release

                 INVESTOR and PRESS CONTACT:        Jennifer Blum
                                                    VP, Corporate Communications
                                                    212-381-5705


        DOUBLECLICK REPORTS STRONG SECOND QUARTER 2003 FINANCIAL RESULTS
               Company exceeds its Total Revenue and EPS Guidance

New York, NY, July 22, 2003 -- DoubleClick Inc. (Nasdaq: DCLK), the leading provider of data and technology tools for direct marketers, web publishers and advertisers, today announced financial results for the second quarter ending June 30, 2003, and updated its business outlook for full year 2003.

DoubleClick reported revenues for the second quarter of $63.6 million versus $75.7 million in the year ago period. Revenues increased sequentially by 5.8%, though they declined 16.0% year-over-year largely due to the divestitures of businesses in 2002. Total GAAP operating expenses were $32.1 million, a decline of 45% versus $58.4 million in the second quarter of 2002. GAAP net income for the most recent quarter was $5.8 million, with a GAAP EPS of $0.04, compared with $4.1 million and a GAAP EPS of $0.03 in the second quarter of 2002. Total company headcount at the end of the second quarter was 1,082, down 15% from 1,270 at the end of the second quarter of 2002.

The Company's expenses declined in the second quarter of 2003 versus the year ago period due to the divestitures of its Media, DoubleClick Japan, and Research businesses, and because of ongoing cost-cutting initiatives. Second quarter 2003 GAAP earnings and expenses also benefited from a net restructuring credit of $6.9 million, which resulted from a $14.3 million reversal of DoubleClick's real estate reserve for its New York facility offset by $7.4 million in additional restructuring charges in connection with certain of the Company's other facilities. In addition, 2Q03 GAAP earnings were reduced by a $4.4 million loss in connection with the redemption of the Company's 4.75% convertible subordinated notes and $1.0 million in equity losses associated with the Company's minority investments. Last year's second-quarter results included a $7.3 million restructuring charge related to the Company's real estate and a $11.9 million gain related to the sale of the Company's @plan research product line.

The Company used $0.6 million in cash flow from operations during the second quarter of 2003. This figure included a payment of $14.4 million in connection with the termination of a portion of the lease on the Company's New York headquarters. The Company ended the quarter with $873.2 million in cash and marketable securities, and had a net cash position of $580.2 million, or $4.23 per share.(a) On June 23, 2003, the Company issued $135 million of zero coupon convertible subordinated notes due 2023, the proceeds of which, together with existing cash, will be used to redeem the Company's $154.8 million of 4.75% convertible subordinated notes due 2006 on July 24, 2003.

"DoubleClick's business continues to thrive despite the continued softness in marketing and technology spending," said Kevin Ryan, Chief Executive Officer, DoubleClick. "During the quarter, we were able to successfully complete a convertible bond offering, continue to build our suite of marketing technology tools through the acquisition of a data management company, as well as sign on large customers. In addition, we eliminated some excess real estate exposure in New York, which will help cash flow in future quarters."


-----------------------
(a) Net cash is defined as gross cash and cash equivalents of $317.0 million, restricted cash of $55.9 million, and investments in marketable securities of $500.3 million minus 4.75 % convertible subordinated notes of $154.8 million,
0.0 % convertible subordinated notes of $135.0 million and capital lease obligations of $3.2 million. Please see the Form 8-K filed today by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and how it is used by management.

-----------------------------------------------------------------------
                                2Q03          1Q03        2Q02
-----------------------------------------------------------------------
Revenue (000's)                $63,556       $60,054     $75,651
-----------------------------------------------------------------------
GAAP Net Income (000's)        $5,831        $906        $4,074
-----------------------------------------------------------------------
GAAP EPS                       $0.04         $0.01       $0.03
-----------------------------------------------------------------------

TECHSOLUTIONS
The global TechSolutions division reported second quarter revenues of $43.5 million. Total TechSolutions gross margins were 61.9%, a decline from 65.1% in the second quarter of 2002. DoubleClick's global DART and DARTmail platforms delivered 151.1 billion impressions in the second quarter of 2003. The Company's Ad Management products had revenues of $32.6 million in 2Q03, versus $38.1 million in the year ago period. In the second quarter of 2003, DoubleClick's DART for Advertisers product saw a strong volume increase, which is attributable to existing customers running more online campaigns throughout the system, as well as from the enrollment of new agencies.

During the quarter, eBay signed a multi-year deal to use DoubleClick's ad management solution. In addition, the Company launched a new version of its ad management software, DART Enterprise, and began the beta phase of its new rich media product, DART Motif, which derived from a partnership with Macromedia. On the planning side of DoubleClick's business, the Company completed the integration of the IMS reach and frequency tool, Web RF, with DoubleClick's MediaVisor tool. Customers of both Web RF and MediaVisor now have the ability to plan their online advertising campaigns using reach and frequency data, the standard metrics used to plan television campaigns as well as other offline media.

DoubleClick's email management and delivery platform, DARTmail, reported revenues of $9.2 million for 2Q03, versus $9.9 million in the year ago period. In the second quarter DoubleClick unveiled several initiatives designed to help marketers and the email marketing industry better understand and leverage policy, research, education, and technology, in the fight against spam, and to further differentiate legitimate marketing communications from unwanted and unsolicited email. As part of these initiatives, DoubleClick plans to issue quarterly reports on government and ISP developments; hold an industry event in the fall which will be exclusively focused on the spam crisis; increase its investment in technology solutions that enhance email delivery; and continue to field both consumer and marketer research on this issue. In addition, DoubleClick recently completed a large study with AOL in order to better understand consumers' attitudes and reactions to unwanted and unsolicited email. Primary results will be available in the third quarter and the full findings will be presented at the Advertising Research Foundation (ARF) conference in September.

DoubleClick's TechSolutions segment also includes its Campaign Management product, Ensemble, and its web analytics tool, SiteAdvance. The Company completed two large customer installations of the Ensemble product during the second quarter, and remains on schedule with its plan to release the latest version, 6.5, in December. This version will include integration with DoubleClick's DARTmail product. Web publishers continue to use SiteAdvance in order to understand how their customers are interacting with the publishers' websites. During the second quarter, SiteAdvance launched in international markets, starting with customers such as Dixons Group PLC and Loyalty Management. The product also added a new feature that allows e-commerce sites to use DARTmail to remarket to consumers who abandoned items within online shopping carts.

"Our portfolio of technology and data marketing solutions continues to grow in terms of both product offerings and client base," said David Rosenblatt, President, DoubleClick. "We continue the momentum within each of our divisions as clients and prospects recognize the value of our integrated solutions and overall R&D investment, coupled with the advantages of working with a company that has the expertise and the financial resources to help them grow their businesses."

DATA
DoubleClick Data revenue increased 12.3% to $20.1 million in 2Q03 versus $17.9 million in 2Q02. Excluding $0.8 million in revenue associated with DoubleClick's former research products, DoubleClick Data revenue increased 17.5%. Gross margins were 70.7%, a slight dip from the year ago period. Abacus's business-to-consumer alliance revenues grew 13.6% year-over-year. The U.S. Business-to-Business segment of Abacus continued its strong growth in the second quarter, increasing its revenue 78.4%.

"We are particularly happy with the second quarter results from the Data segment," continued Rosenblatt. "The Abacus teams in the U.S. and U.K. have done an exceptional job in outperforming the catalog industry."

In the second quarter of 2003, DoubleClick launched Abacus Japan as part of its international operations. Japan is the second largest catalog market in the world, and interest from the country's catalog companies has been very encouraging. In the long term, DoubleClick believes that this market has the potential to be the second largest in the world, after the U.S.

Going forward, the Data business will also include DoubleClick's new Data Management division. This division was formed as a result of the Company's recent acquisition of CSC Advanced Database Solutions (CSC), a privately held data management solutions company that specializes in building, maintaining and providing access to customer marketing databases. Almost all of DoubleClick's Abacus, email, and campaign management customers use a data management solution, which represents great synergy with DoubleClick's business as well as an opportunity to incrementally grow revenues. DoubleClick plans to continue to offer CSC's products as stand-alone products in addition to integrating many of DoubleClick's products into the data management solution in the future.

THIRD QUARTER 2003 OUTLOOK
DoubleClick is expecting third quarter revenues to be between $73 million and $77 million. GAAP earnings for the third quarter are projected to be between $0.00 and $0.04 per share.

Segment projections for the third quarter of 2003 are as follows:

>> Data revenues are estimated to be between $31 million and $33 million, with gross margins in the low 70's percentage range, including $2.5 million from Data Management.

>> TechSolutions revenues are estimated to be between $42 million and $45 million, with gross margins in the low 60's percentage range.

>> Within TechSolutions, Email technology is expected to generate revenues between $9.5 million and $10 million and new initiatives should account for about $2.5 million of revenues.

Total company gross margins are expected to be in the mid 60's percentage range. Total company GAAP operating expenses are expected to be between $48 million and $50 million. Gross margin and operating cost estimates include the impact of charges of $0.8 million and $7.5 million, respectively, for leasehold improvements associated with the planned exit of certain real estate facilities by year-end. Items in interest and other are expected to add roughly $1.5 million in after-tax income.

FULL YEAR 2003 UPDATE
Based on strong results to date, DoubleClick is narrowing its full year 2003 earnings guidance towards the high end. The Company now expects GAAP earnings per share in the range of $0.07 to $0.12 for the full year 2003, versus the previous range of $0.03 to $0.12. Full year revenue guidance is also being tightened, to $260 to $275 million from $250 to $300 million previously.

"Even as we invest in new products and clean up excess real estate exposure, profitability continues to improve, indicating that the fundamentals of the business are very healthy," said Bruce Dalziel, Chief Financial Officer, DoubleClick. "We will continue to focus on growing revenues as well as expanding our product lines to meet the needs of our customers."

The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 5:00pm EST. This call will be available live via webcast, and on a replay basis afterward on the Company's website www.doubleclick.net under Investor Relations or at http://ir.doubleclick.net.

ABOUT DOUBLECLICK
DoubleClick (www.doubleclick.net) is the leading provider of data and technology for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the Company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 21 offices around the world.


NOTE: This press release includes forward-looking statements, including earnings and revenue projections and future plans set forth under the sections titled "Third Quarter 2003 Outlook and Full Year 2003 Update" above. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, failure to successfully manage the Company's international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company's estimates change.

                                      # # #

                                - - Continued - -

                                DOUBLECLICK INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                            Three Months Ended           Six Months Ended
                                                                                 June 30,                    June 30,
                                                                                 --------                    --------
                                                                           2003           2002           2003            2002
                                                                           ----           ----           ----            ----
REVENUE:
   Technology                                                           $  43,469      $  48,010      $  84,997      $  98,436
   Data                                                                    20,087         17,892         38,613         36,110
   Media                                                                       --         10,783             --         27,120
   Intersegment elimination                                                    --         (1,034)            --         (2,359)
                                                                        ---------      ---------      ---------      ---------
       Total revenue                                                       63,556         75,651        123,610        159,307

Cost of revenue                                                            22,448         27,866         44,395         59,865
                                                                        ---------      ---------      ---------      ---------
   Gross profit                                                            41,108         47,785         79,215         99,442

Operating expenses:
   Sales and marketing                                                     20,852         25,639         40,508         55,460
   General and administrative                                               8,360         12,056         17,226         24,083
   Product development                                                      8,528         10,418         16,573         21,320
   Amortization of intangibles                                              1,240          3,010          3,319          6,154
   Restructuring (credits) charges                                         (6,871)         7,318         (6,871)         8,758
                                                                        ---------      ---------      ---------      ---------
     Total operating expenses                                              32,109         58,441         70,755        115,775

Income (loss) from operations                                               8,999        (10,656)         8,460        (16,333)

Other income (expense)
   Equity in (losses) income of affiliates                                 (1,048)           159         (2,313)           219
   Gain on sale of businesses                                                  --         11,881             --         10,509
   Interest and other, net                                                  2,589          2,806          5,632          6,198
   Loss from early extinguishment of debt                                  (4,406)            --         (4,406)            --
                                                                        ---------      ---------      ---------      ---------
    Total other income (expense)                                           (2,865)        14,846         (1,087)        16,926

Income before income taxes                                                  6,134          4,190          7,373            593
Provision for income taxes                                                   (303)          (766)          (636)        (3,400)
                                                                        ---------      ---------      ---------      ---------
Income (loss) before minority interest                                      5,831          3,424          6,737         (2,807)

Minority interest in results of consolidated subsidiaries                      --            650             --            837
                                                                        ---------      ---------      ---------      ---------
NET INCOME (LOSS)                                                       $   5,831      $   4,074      $   6,737      $  (1,970)
                                                                        =========      =========      =========      =========
Basic net income (loss) per share                                       $    0.04      $    0.03      $    0.05      $   (0.01)
                                                                        =========      =========      =========      =========
Weighted average shares used in basic net income (loss) per share         136,922        136,173        136,679        135,696
                                                                        =========      =========      =========      =========
Diluted net income (loss) per share                                     $    0.04      $    0.03      $    0.05      $   (0.01)
                                                                        =========      =========      =========      =========
Weighted average shares used in diluted net income (loss) per share       140,434        139,323        139,597        135,696
                                                                        =========      =========      =========      =========

                                DOUBLECLICK INC.
                           CONSOLIDATED BALANCE SHEETS
                 (UNAUDITED, IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                      June 30,        December 31,
                                                                        2003              2002
                                                                        ----              ----
                                ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                           $   316,965      $   123,671
Investments in marketable securities                                    214,975          306,974
Accounts receivable, net of allowances of $9,028 and
   $13,704, respectively                                                 47,503           48,850
Prepaid expenses and other current assets                                20,467           24,324
                                                                    -----------      -----------
          Total current assets                                          599,910          503,819

Investment in marketable securities                                     285,312          294,249
Restricted cash                                                          55,902           25,091
Property and equipment, net                                              89,919           98,545
Goodwill                                                                 25,711           20,572
Intangible assets, net                                                    8,499           13,378
Investment in affiliates                                                 10,435           12,125
Other assets                                                             11,531            9,128
                                                                    -----------      -----------
          Total assets                                              $ 1,087,219      $   976,907
                                                                    ===========      ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                    $     4,706      $     7,218
Accrued expenses and other current liabilities                          144,519          117,320
Current portion of capital lease obligations                              3,135            6,163
Convertible subordinated notes - 4.75% Coupon, due 2006                 154,800               --
Deferred revenue                                                         10,609            6,245
                                                                    -----------      -----------
          Total current liabilities                                     317,769          136,946

Convertible subordinated notes - 0% Coupon, due 2023                    135,000               --
Convertible subordinated notes - 4.75% Coupon, due 2006                      --          154,800
Long term portion of capital lease obligations                               65              852
Other long term liabilities                                              11,316           73,747

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized,
   none outstanding                                                          --               --
Common stock, par value $0.001; 400,000,000 shares authorized,
   138,861,683 and 137,854,385 shares issued, respectively                  139              138
Treasury stock, 1,680,670 shares                                         (8,949)          (8,949)
Additional paid-in capital                                            1,284,631        1,281,244
Accumulated deficit                                                    (659,704)        (666,441)
Other accumulated comprehensive income                                    6,952            4,570
                                                                    -----------      -----------
          Total stockholders' equity                                    623,069          610,562
                                                                    -----------      -----------
          Total liabilities and stockholders' equity                $ 1,087,219      $   976,907
                                                                    ===========      ===========

                                DOUBLECLICK INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)

                                                                                Three Months Ended           Six Months Ended
                                                                                      June 30                     June 30,
                                                                                      -------                     --------
                                                                                2003           2002         2003          2002
                                                                                ----           ----         ----          ----
OPERATING ACTIVITIES
    Net income (loss)                                                         $   5,831      $   4,074    $   6,737      $  (1,970)
    Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
       Depreciation and leasehold amortization                                   10,164         10,219       20,353         20,972
       Amortization of intangible assets                                          2,031          3,452        4,980          7,038
       Equity in losses (income) of affiliates                                    1,048           (159)       2,313           (219)
       Gain on sale of businesses                                                    --        (11,881)          --        (11,881)
       Lease termination payment                                                (14,400)            --      (14,400)            --
       Other non-cash items                                                       6,138          8,128        8,866         14,230
       Other changes in working capital                                         (11,379)        (2,649)     (24,501)       (10,289)
                                                                              ---------      ---------    ---------      ---------
       Cash (used in) provided by operating activities                             (567)        11,184        4,348         17,881

INVESTING ACTIVITIES
    Purchases of property and equipment                                          (3,030)        (4,304)     (11,227)        (6,016)
    Purchases of investments in marketable securities                          (106,116)      (120,708)    (236,195)      (233,987)
    Maturities of investments in marketable securities                          157,964         87,281      335,139        225,329
    Restricted cash                                                             (26,861)            --      (30,811)            --
    Acquisition of businesses and intangible assets, net of cash acquired        (2,757)        (2,604)      (2,757)        (5,178)
    Proceeds from sale of businesses                                                 --         12,000          656         13,960
    Proceeds from sale of intangible asset, net                                     900             --          900             --
                                                                              ---------      ---------    ---------      ---------
       Cash provided by (used in) investing activities                           20,100        (28,335)      55,705         (5,892)

FINANCING ACTIVITIES
    Proceeds from the issuance of common stock and the exercise
    of stock options, net                                                         1,356            435        2,266          3,877
    Proceeds from issuance of convertible subordinated notes, net               131,963             --      131,963             --
    Payments under capital lease obligations and notes payable                   (1,890)        (3,838)      (3,681)       (12,575)
    Other                                                                            --             --           --         (1,000)
                                                                              ---------      ---------    ---------      ---------
       Cash provided by (used in) financing activities                          131,429         (3,403)     130,548         (9,698)

Effect of exchange rate changes on cash                                           2,802          5,849        2,693          5,294
                                                                              ---------      ---------    ---------      ---------
Net increase (decrease) in cash and cash equivalents                            153,764        (14,705)     193,294          7,585

Cash and cash equivalents at beginning of period                              $ 163,201      $ 121,801    $ 123,671      $  99,511
                                                                              ---------      ---------    ---------      ---------
Cash and cash equivalents at end of period                                    $ 316,965      $ 107,096    $ 316,965      $ 107,096
                                                                              =========      =========    =========      =========